As filed with the Securities and Exchange Commission on June 6, 2019.

Registration No. 333-231381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mohawk Group Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7374	83-1739858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Mohawk Group Holdings, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Yaniv Sarig

Chief Executive Officer

Mohawk Group Holdings, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(347) 676-1681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.	Joseph A. Risico	Steven D. Pidgeon, Esq.
Samantha H. Eldredge, Esq.	General Counsel	DLA Piper LLP (US)
Paul Hastings LLP	Mohawk Group Holdings, Inc.	2525 E. Camelback Road, Suite 1000
1117 S. California Avenue	37 East 18th Street, 7th Floor	Phoenix, Arizona 85016
Palo Alto, California 94304	New York, NY 10003	(480) 606-5124
(650) 320-1800	(347) 676-1681

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-231381) is being filed solely for the purpose of filing Exhibits 1.1 and 4.7 and re-filing Exhibit 3.3, as indicated in Part II, Item 16 of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by Mohawk Group Holdings, Inc. (the “Registrant”), other than underwriting discounts and commissions, in connection with the offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq Capital Market fee.

SEC registration fee	$7,434
Financial Industry Regulatory Authority, Inc. fee	9,700
Nasdaq Capital Market fee	75,000
Printing and engraving expenses	298,207
Legal fees and expenses	2,083,623
Accounting fees and expenses	1,635,000
Transfer agent and registrar fees and expenses	3,000
Miscellaneous fees and expenses	38,036
Total	$4,150,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation, which will become effective immediately prior to the closing of the offering, provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated bylaws, which will become effective immediately prior to the closing of the offering, provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that a court determines, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified to the fullest extent permitted by law by the Registrant against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the completion of the offering, the Registrant expects to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Registrant’s amended and restated bylaws will provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant will obtain prior to the closing of the offering insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since its incorporation in March 2018 the Registrant has issued the following securities (after giving effect to the 1-for-3.9 reverse stock split effected on May 24, 2019) that were not registered under the Securities Act:

(1) On March 26, 2018, the Registrant issued and sold an aggregate of 897,435 shares of common stock at a price of $0.00039 per share to accredited investors for aggregate gross proceeds of approximately $350.

The issuance of shares of the Registrant’s common stock in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

(2) On September 4, 2018, pursuant to an Agreement and Plan of Merger and Reorganization among the Registrant, MGH Merger Sub, Inc. and Mohawk Group, Inc. (“Mohawk Opco”), as amended by Amendment No. 1 dated as of April 1, 2018 (the “Merger Agreement”), MGH Merger Sub, Inc. merged with and into Mohawk Opco, with Mohawk Opco remaining as the surviving entity and becoming a wholly-owned operating subsidiary of the Registrant (the “Merger”). The Merger became effective as of September 4, 2018 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

At the Effective Time, each outstanding share of Mohawk Opco’s common and preferred stock (other than shares of Mohawk Opco’s Series C Preferred Stock) issued and outstanding immediately prior to the closing of the Merger was exchanged for 0.31310798 shares of the Registrant’s common stock, each outstanding share of Mohawk Opco’s Series C Preferred Stock issued and outstanding immediately prior to the closing of the Merger was exchanged for 0.2564103 shares of the Registrant’s common stock and each outstanding warrant to purchase shares of Mohawk Opco’s Series C Preferred Stock was exchanged for a warrant to purchase 0.2564103 shares of the Registrant’s common stock and retained the exercise price per share of $15.60. As a result, an aggregate of 10,636,755 shares of the Registrant’s common stock were issued to the holders of Mohawk Opco’s capital stock after adjustments due to rounding for fractional shares and warrants to purchase 44,871 shares of the Registrant’s common stock were issued to former holders of warrants to purchase shares of Mohawk Opco’s Series C Preferred Stock. In addition, pursuant to the Merger Agreement, options to purchase 302,911 shares of Mohawk Opco’s common stock issued and outstanding immediately prior to the closing of the Merger with a weighted average exercise price of $7.49 were assumed and exchanged for options to purchase 369,885 shares of the Registrant’s common stock with a weighted average exercise price of $6.16.

The issuance of shares of the Registrant’s common stock and options to purchase shares of the Registrant’s common stock to holders of Mohawk Opco’s capital stock and options in connection with the Merger was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC. Of the 10,636,755 shares of the Registrant’s common stock issued to holders of Mohawk Opco’s capital stock, (1) 10,630,919 shares of the Registrant’s common stock were issued to 208 stockholders, each of which was an “accredited investor” as defined in Rule 501(a) under the Securities Act (the “Accredited Stockholders”), and (2) 5,836 shares of the Registrant’s common stock were issued to six stockholders (the “Other Stockholders”). The shares of the Registrant’s common stock were issued to (1) the Accredited Investors pursuant to Rule 506(b) of Regulation D promulgated by the SEC, and (2) the Other Stockholders pursuant to Section 4(a)(2) of the Securities Act. Each of the Other Stockholders received an information statement regarding the Merger, Mohawk Opco and the Registrant prior to the issuance of the Registrant’s common stock.

(3) On September 4, 2018, the Registrant issued warrants to purchase an aggregate of 196,364 shares of its common stock with an exercise price of $15.60 per share to certain accredited investors as consideration for providing certain placement agent services to Mohawk Opco.

The issuance of shares of the Registrant’s common stock and warrants in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

(4) On December 31, 2018, the Registrant issued warrants to purchase an aggregate of 76,923 shares of its common stock with an exercise price of $15.60 per share to Horizon Technology Finance Corporation as part of a loan agreement.

The issuance of the warrants to purchase shares of the Registrant’s common stock in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

(5) From the date of the closing of the Merger through the filing date of this registration statement, the Registrant granted to certain of its directors, officers, employees, consultants and other service providers options to purchase an aggregate of 1,547,938 shares of its common stock under its 2018 Equity Incentive Plan with an exercise price of $9.72 per share.

The issuance of the options to purchase shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(6) On March 20, 2019, the Registrant issued an aggregate of 2,406,618 restricted shares of the Registrant’s common stock to certain of its directors, officers, employees, consultants and other service providers pursuant to the Registrant’s 2019 Equity Plan.

The issuance of the restricted shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(7) On May 17, 2019, the Registrant issued an aggregate of 88,548 restricted shares of the Registrant’s common stock to certain of its directors, officers, employees, consultants and other service providers pursuant to the Registrant’s 2019 Equity Plan.

The issuance of the restricted shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

Exhibits. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference:

(b)	Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts and Reserves

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1†	Certificate of Incorporation, as currently in effect.

3.2†	Certificate of Correction of Certificate of Incorporation, dated April 4, 2018.

3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of this offering.

3.4†	Bylaws, as currently in effect.

3.5†	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of this offering.

3.6†	Certificate of Amendment to Certificate of Incorporation, dated May 24, 2019.

4.1†	Form of Common Stock Certificate.

4.2+†	Form of Registration Rights Agreement, dated as of April 6, 2018, among Mohawk Group Holdings, Inc. and the purchasers party thereto.

4.3†	Warrant to Purchase Stock, issued to MidCap Financial Trust on September 4, 2018.

4.4†	Form of Warrant, issued to Katalyst Securities LLC and its assigns on September 4, 2018.

4.5†	Form of Warrant, issued to Horizon Technology Finance Corporation on December 31, 2018.

4.6†	Amendment No. 1 to Registration Rights Agreement, dated as of March 2, 2019, among Mohawk Group Holdings, Inc. and the investors party thereto.

4.7	Form of Underwriters’ Warrant.

5.1†	Opinion of Paul Hastings LLP.

10.1#†	Form of Indemnification Agreement.

10.2#†	2014 Amended and Restated Equity Incentive Plan.

10.3#†	Form of Stock Option Grant Notice and Form of Stock Option Agreement (2014 Amended and Restated Equity Incentive Plan).

10.4#†	2018 Equity Incentive Plan.

10.5#†	Form of Notice of Stock Option Grant and Form of Stock Option Award Agreement (2018 Equity Incentive Plan).

10.6+†	Amended and Restated Credit and Security Agreement, dated November 23, 2018, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc., certain subsidiaries of Mohawk Group, Inc. set forth on Annex B thereto, MidCap Funding X Trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties thereto.

10.7+†	Omnibus Amendment No. 1 to Amended and Restated Credit and Security Agreement and Agreement No. 2 to Pledge Agreement, dated as of December 31, 2018, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc., certain subsidiaries of Mohawk Group, Inc. set forth on the signature pages thereto, MidCap Funding X Trust, as agent, and the Lenders party thereto.

10.8+†	Venture Loan and Security Agreement and form of Note issued thereunder, dated December 31, 2018, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc. and their subsidiaries from time to time party thereto and Horizon Technology Finance Corporation as a Lender and Collateral Agent.

Exhibit Number	Description

10.9#†	Transaction Bonus Plan.

10.10#+†	Employment Agreement, dated May 14, 2018, by and between Mohawk Group, Inc. and Joseph Risico.

10.11#+†	Employment Agreement, dated January 1, 2016, by and between Mohawk Group, Inc. and Mihal Chaouat-Fix.

10.12#†	Independent Contractor Agreement, dated July 1, 2017, by and between Mohawk Group, Inc. and Fabrice Hamaide.

10.13#+†	Employment Agreement, dated August 15, 2018, by and between Mohawk Group, Inc. and Peter Datos.

10.14#†	Employment Agreement, dated April 1, 2015, by and between Mohawk Group, Inc. and Yaniv Sarig.

10.15#†	Independent Contractor Agreement, dated August 14, 2017, by and between Mohawk Group, Inc. and Tomer Pascal.

10.16#+†	Employment Agreement, dated November 27, 2018, by and between Mohawk Group, Inc. and Roi Zahut.

10.17#†	Mohawk Group Holdings, Inc. 2019 Equity Plan.

10.18#†	Form of Notice of Grant of Restricted Shares and Form of Restricted Share Award Agreement (Mohawk Group Holdings, Inc. 2019 Equity Plan).

10.19†	Restated Voting Agreement, dated March 13, 2019, by and among MV II, LLC, Maximus Yaney, Larisa Storozhenko and Mohawk Group Holdings, Inc.

10.20†	Voting Agreement, dated April 12, 2019, by and between Mohawk Group Holdings, Inc. and Asher Delug.

10.21†	Amendment No. 2 to Amended and Restated Credit and Security Agreement, dated as of March 29, 2019, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc., certain subsidiaries of Mohawk Group, Inc. set forth on the signature pages thereto, MidCap Funding IV Trust, as agent, and the Lenders party thereto.

10.22†	Amendment No. 3 to Amended and Restated Credit and Security Agreement, dated as of May 13, 2019, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc., certain subsidiaries of Mohawk Group, Inc. set forth on the signature pages thereto, MidCap Funding IV Trust, as agent, and the Lenders party thereto.

21.1†	List of Subsidiaries of the Registrant.

23.1†	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included on the signature page to this Registration Statement).

99.1†	Consent of Greg Petersen to be named as director.

99.2†	Consent of Amy von Walter to be named as director.

†	Previously filed.
#	Indicates management contract or compensatory plan.
+

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 6, 2019.

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Yaniv Sarig
Yaniv Sarig
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yaniv Sarig Yaniv Sarig	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2019

/s/ Fabrice Hamaide Fabrice Hamaide	Chief Financial Officer and Director (Principal Accounting and Financial Officer)	June 6, 2019

* Asher Delug	Director	June 6, 2019

* Stephen Liu, M.D.	Director	June 6, 2019

*By:	/s/ Yaniv Sarig
Yaniv Sarig
Attorney-in-Fact